Exhibit 99.1

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President & Chief Executive Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR APRIL 2007
—WILL PRESENT AT BEAR STEARNS CONFERENCE—

BOHEMIA, NY— May 8, 2007 — NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional aupplements, today announced the following preliminary aunaudited net sales results for the month of April 2007 by segment:

NET SALES
(Preliminary and Unaudited)
FOR THE MONTH OF APRIL
($ In Millions)

	2007	2006	% Change
Wholesale/US Nutrition	$83	$79	5%
Noth American Retail	$18	$20	-10%
European Retail	$49	$42	16%
Direct Response/E-commerce	$14	$15	-7%
Total	$163	$156	5%

European Retail net sales in local currency increased 4% in April 2007.

North American Retail same store sales decreased 5% in April 2007.

Harvey Kamil, President and Chief Financial Officer of NBTY, will present at The Bear Stearns Sixteenth Annual Global Credit Conference in New York on Tuesday, May 15, 2007 at 2:15 pm ET.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.Natures’s Bounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com, Rexall® (www.RexallSundown.com), Sundown® (www.RexallSundown.com), MET-Rx® (www.MetRX.com), WORLDWIDE Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com, SISU® (www.SISU.com), Solgar®  (www.Solgar.com) and Ester-C® (www.Ester-C.com) brands.